EXHIBIT 10.34

May 5, 2024

Michael Bell

Re:    Separation Agreement and Release
Dear Mike:
This letter sets forth the substance of the Separation Agreement and Release (the “Agreement”) that Lucid USA, Inc. (the “Company”) is offering to you in conjunction with your employment transition.
1.    Separation Date. Your Separation Date with the Company will be on May 3, 2024. On the Separation Date, the Company will pay you all accrued salary and vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of this Agreement.
2.    Severance Benefits. If you sign and return this Agreement to the Company on or before the deadline set forth in Paragraph 17, and you comply fully with your obligations hereunder, then the Company will provide you with the following severance benefits (the “Severance Benefits”):
2.1    Qualifying Termination. You and the Company agree that your separation as of the Separation Date shall be a Qualifying Termination under the terms of the Lucid Group, Inc. Executive Severance Benefit Plan (the “Plan”) and your Lucid Group, Inc. Executive Severance Benefit Plan Participation Agreement (“Participation Agreement”); provided, that the payments and benefits under this Paragraph represent all of the payments and benefits to which you are entitled under the Plan and Participation Agreement.
2.2    References. If contacted by a potential future employer regarding you, the Company will provide only your dates of employment, and last position held. You agree to refer all such requests for information solely to the Company’s HR department.
2.3    Severance Pay. The Company will continue to pay you, as cash severance, your base salary in effect as of the Separation Date for a period of nine (9) months following the Separation Date (the “Severance Period”) (which equals a total amount of $393,750.00), subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in accordance with the Company’s regular payroll practices over the Severance Period, provided that the first payment will be made on the first payroll date after the sixtieth (60th) day following the Separation Date in an amount equal to the aggregate amount of payments that the Company would have paid through such date had the payments commenced as of the Separation Date, and the balance of the payments will be made on the Company’s regularly scheduled payroll dates over the remainder of the Severance Period.

2.4    Severance Benefit Payment. If you are eligible for and timely elect continued group health coverage under COBRA, the Company will pay you a monthly amount approximately equal to the full cost of your monthly COBRA premium payments for yourself and your eligible dependents, plus a tax gross-up payment for applicable taxes (“Severance Benefit Payments”). Your Severance Benefit Payments will be paid until the earliest to occur of (i) the end of the Severance Period, (ii) the expiration of your eligibility for continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent group health coverage in connection with new employment or self-employment, subject to the following sentence. On the first payroll date on or after the sixtieth (60th) day following the Separation Date, the Company will make the first payment pursuant to this Paragraph 2.4 equal to the aggregate amount of Severance Benefit Payments that the Company would have paid through such date had such payments (if any) commenced on the Separation Date, and the balance of the Severance Benefit Payments will be paid thereafter in monthly installments over the remainder of the Severance Period. The Severance Benefit Payments will be subject to standard payroll deductions and withholdings. In addition, as a condition to receiving the Severance Benefit Payments you agree and acknowledge that if you become eligible for substantially equivalent coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the Severance Period, you will immediately notify the Company of such event, and all payments and obligations under this Paragraph 2.4 will cease. You acknowledge and agree that the Severance Benefit Payments do not include amounts, if any, payable by you under a health care reimbursement plan, which amounts are your sole responsibility.
2.5    Accelerated Vesting. You were granted certain Restricted Stock Units (“RSUs”) with respect to and/or options to purchase (“Stock Options”) shares of Atieva, Inc. and/or Lucid Group, Inc.’s common stock. Under the terms of the Plan governing these RSUs and Stock Options, and your RSU and Stock Option grant documents, vesting of all such RSUs and Stock Options will cease as of the Separation Date. However, in further consideration of this Agreement, and pursuant to the terms of your Lucid Group, Inc. Executive Severance Benefit Plan Participation Agreement, you will receive accelerated vesting of the shares subject to your RSUs and Stock Options granted prior to July 2021 (the “Accelerated Vesting Eligible Awards”) that have not vested as of the Separation Date, equal to 25% of the unvested shares as of the Separation Date, plus 5% of the unvested shares as of the Separation Date per Year of Service (as defined in the Lucid Group, Inc. Executive Severance Benefit Plan and Summary Plan Description (Effective July 23, 2021)), less vesting acceleration otherwise provided in your RSU or Stock Option grant documents, your employment agreement or other documentation, up to a maximum acceleration of 50% of the shares subject to the Accelerated Vesting Eligible Awards that have not vested as of the Separation Date. Based on your length of employment, you will have Three (3) Years of Service. This Agreement will not accelerate and will have no impact on equity incentive awards, including RSUs or Stock Options, granted on or after July 2021. You acknowledge that the accelerated vesting of the Accelerated Vesting Eligible Awards may impact the tax treatment associated with the RSUs and Stock Options and the Company makes no representations or warranties as to the applicable tax treatment. Your RSUs and Stock Options will otherwise be subject to the terms of the plans and grant documents pursuant to which they were granted.

2.6    Stipend For Tax Returns. Provided that you sign this Agreement and do not thereafter revoke, the Company will provide you with a $25,000 payment (gross) to aid in tax preparation. This amount will be paid to you in a single payment within 21 days of the Effective Date of this Agreement.
2.7    Consulting Period. Provided that you sign this Agreement and do not thereafter revoke, you and the Company agree that you will enter into the attached Services Agreement (attached as Exhibit B) to become a non-employee consultant for a period of 90 days. For these services, as stated in that agreement, you will receive payment of $125,000, which will be paid at the end of the consulting period. You and the Company agree that this consulting agreement will start three days after the Effective Date of this Agreement.
2.8    Section 409A. The parties agree that the provisions of the Lucid Group, Inc. Executive Severance Benefit Plan and Summary Plan Description (Effective July 23, 2021) including Section 7(c) thereof, will be applicable to any and all deferred compensation, as referenced in Section 409A, under this Agreement.
3.    No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you did not earn by the Separation Date and will not receive from the Company any additional compensation (e.g., salary, commissions, bonuses or equity), severance or benefits after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
4.    Employee Protections
4.1    Notwithstanding anything to the contrary in this Agreement, nothing herein or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in the Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise requires you to notify the Company that you are going to make a report or disclosure to law enforcement.
4.2    Further, nothing in this Agreement precludes you from filing a charge of discrimination or unfair labor practice with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment or labor Government Agency. However, you may not receive a monetary award or any other form of personal relief from the Company or any other Released Party in connection with any such charge or complaint that you have filed or is filed on your behalf.

4.3    The Defend Trade Secrets Act Of 2016 provides immunity in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company trade secrets. Specifically, Company employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner: (c) the individual may disclose the trade secret to their attorney, and (d) the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.” You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. 1833.
4.4    Nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
4.5    The protections set forth in this Paragraph constitute the “Employee Protections”.
5.    Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the release of claims covered above in this Agreement. Besides waiving and releasing the claims set forth above, you further agree, subject to the Employee Protections, never to sue Company or its affiliates in any forum for any reason or claim covered by the release of claims above. If you sue Company or its affiliates in violation of this covenant, you shall be liable to Company for its reasonable attorneys’ fees and other costs incurred in defending against such an action. Notwithstanding this covenant not to sue, you may bring a claim against Company or its affiliates if the claim is excluded from the releases herein, or to challenge the Agreement’s validity under the ADEA.
6.    Expense Reimbursements. You agree that, within ten (10) days after the date of this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.    Return of Company Property. Subject to Employee Protections, within five (5) business days from the date of this Agreement, and to the extent you have not already done so, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials, or information of the Company, including, but not limited to business secrets, confidential financial data, proprietary information, or other non-public Company information acquired during the course of employment, then within five (5) business days from the date of this Agreement, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance Benefits provided hereunder. To the extent that the Company is made aware that you failed to return any Company property after the payment of the Severance Benefits, the failure to return shall be deemed a material breach of this Agreement and the Company shall have the right to demand and seek the return of the full value of the Severance Benefits.
8.    Confidential Information Obligations. Subject to Employee Protections, you acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement (“CIIAA”), including your obligations not to use or disclose any confidential or proprietary information of the Company. Confidential Information does not include information lawfully acquired by a non-supervisory employee (as defined by Section 2(11) of the National Labor Relations Act (“NLRA”), about wages, hours, or other terms and conditions of employment if used by the individual for purposes protected by §7 of the NLRA or similar state law. Your compliance with your continuing obligations under your CIIAA is a precondition to your receipt of the Severance Benefits provided hereunder. To the extent that the Company is made aware of your breach of your obligations under your CIIAA after payment of the Severance Benefits, the breach shall be deemed a material breach of this Agreement and the Company shall have the right to demand and seek the return of the full value of the Severance Benefits. A copy of your CIIAA is attached hereto as Exhibit A.

9.    Confidentiality. Subject to Employee Protections, you acknowledge and agree that, except as modified below, nothing herein shall be construed to relieve you of your obligation to maintain and preserve the confidentiality of the Company’s business confidential, proprietary information, trade secrets and sensitive information. This excludes and permits disclosure of information lawfully acquired by you about wages, hours or other terms and conditions of employment if used by you for purposes protected by § 7 of the NLRA. You agree to keep the financial terms of this Agreement confidential. You may disclose such terms: (a) if required to do so by law; (b) if necessary to implement this Agreement or to enforce the Agreement or any of its terms; (c) to the extent required by the Internal Revenue Service or equivalent state or local agencies; (d) to your attorneys, accountants and/or tax advisors in order to obtain professional advice within the scope of their representation; and (e) to members of your immediate family who live in the same household. All such individuals are also bound by this confidentiality pledge and shall be advised of their obligations by the person disclosing before any disclosures are made concerning this Agreement. Nothing in this Agreement is intended to or will be used in any way to limit your rights to make truthful statements or disclosures regarding unlawful employment practices or limit your access to participate in a proceeding before the National Labor Relations Board (“NLRB”). Without limiting the scope of the release of claims this Agreement, nothing in this paragraph prohibits you from disclosing any facts or claims covered under California Code of Civil Procedure §§ 1001 or 1002 or where otherwise prohibited by law. You represent, however, that (a) none of the monies paid pursuant to paragraph 2 of this Agreement are intended to compensate you for any damages or injuries resulting from sexual harassment or sexual abuse; and (b) you do not contend and are not aware of any facts to suggest that you have been subjected at any time to any acts of sexual harassment or sexual abuse by the Company. Notwithstanding anything to the contract in this Agreement, nothing herein or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local government agency or commission (“Government Agency”) or self-regulator organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in the Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise requires you to notify the Company that you are going to make a report or disclosure to law enforcement. Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, you understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

10.    Nondisparagement. Subject to the Employee Protections, you agree that you shall not, from the date of this Agreement or at any time thereafter (the “Non-Disparagement Period”), disparage the Company or the Company’s current officers, directors, employees, shareholders, parents, subsidiaries, affiliates and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information to the extent required by legal process. In addition, nothing in this paragraph or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. If contacted by a potential future employer regarding you, the Company will only provide dates of employment, positions held, and a statement that you were in good standing throughout your employment. You agree to refer all such requests for information solely to the Company’s HR department.
11.    No Voluntary Adverse Action. You agree that you will not voluntarily provide assistance, information, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry, or request for information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
12.    Forfeiture. If you breach any provision of this Agreement, in addition to any and all other remedies that the Company has against you as a result of such breach, the Company may immediately stop payment of any payments or benefits provided pursuant to Paragraph 2 hereof, and may seek reimbursement from you of any such amounts previously paid or provided.
13.    Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, review or investigation of any claims or demands by or against third parties, or other matters arising from or related to events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.
14.    No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission

15.    Release of Claims.

15.1    General Release. In exchange for the consideration provided to you under this Agreement, to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent, and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
15.2    Scope of Release. The Released Claims include, but are not limited to:
(i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under any and all laws, regulations, orders, or ordinances, including, but not limited to, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Family and Medical Leave Act, California Labor Code (including, but not limited to, the Private Attorneys General Act (“PAGA”)), the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12900, 12940, and 12949, the Ralph Civil Rights Act, California Civil Code, §51.7, and the Tom Bane Civil Rights Act, California Civil Code §52.1. You further agree that you will not initiate a PAGA lawsuit against the Company or any of the Released Parties related to your employment or any other action, event, or incident that occurred prior to the Effective Date of this Agreement.
15.3    Section    1542    Waiver.    YOU    UNDERSTAND    THAT    THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In
giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

16.    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement, including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality, non-disparagement, and the return of property provisions (a) limits or affects my right to disclose or discuss sexual harassment or sexual assault disputes; (b) limits or affects my right to challenge the validity of this Agreement under the ADEA or the OWBPA; (c) prevents me from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (d) prevents a non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. However, by signing this Agreement, I am waiving my right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.
17.    ADEA and Older Workers Benefit Protection Act Waiver. You, being forty
(40) years of age or older, acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement, as defined herein. You acknowledge that the consideration given for the waiver and Agreement is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised in writing, as required by the ADEA, that:
17.1    You should, and are hereby affirmatively instructed to, consult with an attorney prior to signing this Agreement;

17.2    You have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier);
17.3    You have seven (7) days following the date you sign this Agreement to revoke the Agreement;
17.4    This Agreement shall not become effective or enforceable until the revocation period has expired at 12:01 a.m. on the eighth (8th) day following your execution of this Agreement ("Effective Date");
17.5    Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose a condition precedent, penalties or costs for doing so; and
17.6    Should you choose to revoke this Agreement following your execution of same, you must do so by notifying the Company prior to the Effective Date of the Agreement. Any revocation within this period must: (1) clearly state that you are revoking this Agreement; (2) must be in writing and be signed by you; and (3) must be delivered to Lucid’s legal department at legal@lucidmotors.com.
18.    Arbitration. You and the Company agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in Alameda County, before Judicial Arbitration & Mediation Services ("JAMS"), pursuant to its Employment Arbitration Rules & Procedures ("JAMS Rules"). The arbitrator may grant injunctions and other relief in such disputes. The arbitrator shall administer and conduct any arbitration in accordance with the Federal Arbitration Act. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator shall award attorneys' fees and costs to the prevailing party, except as prohibited by law. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to this Agreement and the agreements incorporated herein by reference. Should any part of the arbitration agreement contained in this paragraph conflict with any other arbitration agreement between the parties, the parties agree that this arbitration agreement shall govern.
19.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.

20.    Attorneys’ Fees. In the event that either you or the Company brings an action to enforce or effect any rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.
21.    Accord And Satisfaction. You and the Company agree that this Agreement fully supersedes, nullifies and replaces any prior oral or written agreement regarding your entitlement to severance, including your Lucid Group, Inc. Executive Severance Benefit Plan Participation Agreement. The Parties further expressly agree that any rights afforded by your Lucid Group, Inc. Executive Severance Benefit Plan Participation Agreement are extinguished by this Agreement.
22.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, any applicable law or Company policy, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
23.    General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

LUCID USA, INC.

By:	/s/ Gale Halsey
Gale Halsey
VP, People
ACCEPTED AND AGREED:

By:	/s/ Michael Bell
Michael Bell

05/05/2024
Date